Exhibit 10.3

TAX RECEIVABLE AGREEMENT

among

NEXTRACKER INC.,

and

THE PERSONS NAMED HEREIN

Dated as of [•]

Section 7.10	Admission of the Corporate Taxpayer into a Consolidated Group; Transfers of Corporate Assets	26

Section 7.11	Confidentiality	27

Section 7.12	LLC Agreement	28

Section 7.13	Change in Law	28

EXHIBIT A FORM OF JOINDER

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of [●], is hereby entered into by and among Nextracker Inc., a Delaware corporation (the “Corporate Taxpayer”), and each of the persons from time to time party hereto (the “TRA Parties”).

RECITALS

WHEREAS, the TRA Parties hold directly or indirectly member interests (the “LLC Interests”) in Nextracker LLC, a Delaware limited liability company (the “LLC”), which is classified as a partnership for U.S. federal income Tax purposes;

WHEREAS, the Corporate Taxpayer, which is classified as an association taxable as a corporation for U.S. federal income Tax purposes, will become the sole managing member of the LLC in connection with the IPO, and will hold LLC Interests;

WHEREAS, each of TPG Rise Climate Flash CI BL, LLC, TPG Rise Climate Flash BL, LLC, and The Rise Fund II Flash BL, LLC (each a “Blocker”) is classified as an association taxable as a corporation for U.S. federal income Tax purposes that holds directly or will hold directly, immediately prior to the Reorganization, the LLC Interests;

WHEREAS, in connection with the IPO, a separate wholly owned, direct Subsidiary of the Corporate Taxpayer will merge with and into each of the Blockers, with each of the Blockers surviving the applicable merger (the “Reorganization”);

WHEREAS, as a result of the Reorganization, the Corporate Taxpayer is expected to be entitled to use the Blocker Pre-Merger NOLs, the Blocker Transferred Basis and the Blocker Basis Adjustments relating to the LLC Interests acquired directly or indirectly in the Reorganization;

WHEREAS, in connection with the IPO, the Corporate Taxpayer will use the net cash proceeds from the IPO to purchase LLC Interests (the “Yuma Purchase”) from Yuma, Inc., a Delaware corporation (“Yuma”);

WHEREAS, the LLC Interests together with corresponding shares of Class B common stock of the Corporate Taxpayer held or to be held from time to time by the LLC Interest Holders may be (i) redeemed by the LLC for cash or shares of Class A common stock of the Corporate Taxpayer (the “Class A Shares”), or (ii) exchanged with the Corporate Taxpayer for cash or Class A Shares pursuant to the Exchange Agreement (each transfer of LLC Interests described in this Recital and the Yuma Purchase, an “Exchange”);

WHEREAS, the LLC and any of its direct and indirect Subsidiaries treated as a partnership for U.S. federal income Tax purposes currently have and will have in effect an election under Section 754 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), for each Taxable Year in which an Exchange occurs;

WHEREAS, as a result of each Exchange, the Corporate Taxpayer is expected to be entitled to use the Common Basis and the Basis Adjustments relating to the LLC Interests acquired in such Exchange;

WHEREAS, the income, gain, loss, expense, deduction and other Tax items of the Corporate Taxpayer may be affected by the (i) Blocker Pre-Merger NOLs, (ii) Blocker Transferred Basis, (iii) Blocker Basis Adjustments, (iv) Common Basis, (v) Basis Adjustments, and (vi) Imputed Interest (collectively, the “Tax Attributes”); and

WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the effect of the Tax Attributes on the liability for Taxes of the Corporate Taxpayer.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Actual Tax Liability” means, with respect to any Taxable Year, the actual liability for U.S. federal income Taxes of (i) the Corporate Taxpayer and (ii) without duplication, the LLC, but only with respect to U.S. federal income Taxes imposed on the LLC and allocable to the Corporate Taxpayer (or to the other members of the consolidated group of which the Corporate Taxpayer is the parent) for such Taxable Year; provided, that the actual liability for Taxes described in clauses (i) and (ii) shall be calculated assuming the deductions of (and other impacts of) U.S. state and local taxes are excluded for U.S. federal income Tax purposes.

“Advance Payment” is defined in Section 3.1(b) of this Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means a per annum rate of SOFR plus 100 basis points.

“Agreement” is defined in the Preamble to this Agreement.

“Amended Schedule” is defined in Section 2.3(b) of this Agreement.

“Attributable” means the portion of any Tax Attribute of the Corporate Taxpayer that is “Attributable” to the Blocker Shareholders or to any present or former LLC Interest Holder, as the case may be, determined under the following principles:

(i)

any Blocker Pre-Merger NOLs shall be determined separately with respect to each Blocker based on the Blocker Pre-Merger NOLs attributable to such Blocker at the time of the Reorganization and are Attributable to the Blocker Shareholders of each Blocker to which such Blocker Pre-Merger NOLs relate in proportion to each Blocker Shareholder’s interest in such Blocker prior to the Reorganization;

(ii)

any Blocker Transferred Basis and Blocker Basis Adjustments shall be determined separately with respect to each Blocker based on the Blocker Transferred Basis and Blocker Basis Adjustments associated with the LLC Interests that were acquired directly or indirectly as a result of the participation of such Blocker in the Reorganization, using reasonable methods for tracking such Blocker Transferred Basis and Blocker Basis Adjustments, and is Attributable to the Blocker Shareholders of each Blocker to which such Blocker Transferred Basis or Blocker Basis Adjustments relates in proportion to each Blocker Shareholder’s interest in such Blocker prior to the Reorganization;

(iii)

any Common Basis and Basis Adjustments shall be determined separately with respect to each LLC Interest Holder, using reasonable methods for tracking such Common Basis or Basis Adjustments, and are Attributable to each LLC Interest Holder in an amount equal to the total Common Basis and Basis Adjustments relating to such LLC Interests Exchanged by such LLC Interest Holder; and

(vi)

any deduction to the Corporate Taxpayer with respect to a Taxable Year in respect of Imputed Interest is Attributable to the Person that is required to include the Imputed Interest in income (without regard to whether such Person is actually subject to Tax thereon).

“Basis Adjustment” means the adjustment to the Tax basis of a Reference Asset under Sections 732, 734(b), 755 and 1012 of the Code, the Treasury Regulations promulgated thereunder and Rev. Rul. 99-6, 1991-1 CB 432 (in situations where, as a result of one or more Exchanges, the LLC becomes an entity that is disregarded as separate from its owner for U.S. federal income Tax purposes) or under Sections 734(b), 743(b), 754 and 755 of the Code and the Treasury Regulations promulgated thereunder (in situations where, following an Exchange, the LLC remains in existence as an entity for U.S. federal income Tax purposes), in each case, as a result of an Exchange and the payments made pursuant to this Agreement (to the extent permitted by law).

“Basis Schedule” is defined in Section 2.1 of this Agreement.

A “Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Blocker” is defined in the Recitals of this Agreement.

“Blocker Basis Adjustment” means the adjustment to the Tax basis of a Reference Asset under Sections 732, 734(b), 755 and 1012 of the Code, the Treasury Regulations promulgated thereunder and Rev. Rul. 99-6, 1991-1 CB 432 (in situations where the LLC becomes an entity that is disregarded as separate from its owner for U.S. federal income Tax purposes) or under Sections 734(b), 743(b), 754 and 755 of the Code and the Treasury Regulations promulgated thereunder (in situations where the LLC remains in existence as an entity for U.S. federal income Tax purposes), in each case, associated with the LLC Interests held by each Blocker Corporation.

“Blocker Pre-Merger NOLs” means, without duplication, the net operating losses, capital losses, research and development credits, work opportunity Tax credits, excess Section 163(j) limitation carryforwards, charitable deductions, foreign Tax credits and any Tax attributes subject to carryforward under Section 381 of the Code that the Corporate Taxpayer is entitled to utilize as a result of the Blockers’ participation in the Reorganization that relate to periods (or portions thereof) prior to the Reorganization; provided, that in order to determine whether any such Tax attribute is a Blocker Pre-Merger NOL, the Taxable Year of the Corporate Taxpayer that includes the effective date of the Reorganization shall be deemed to end as of the close of such effective date. Notwithstanding the foregoing, the Blocker Pre-Merger NOLs shall not include any Tax attribute of a Blocker that is used to offset Taxes of such Blocker, if such offset Taxes are attributable to taxable periods (or portion thereof) ending on or prior to the date of the Reorganization.

“Blocker Shareholder” means, a Person who, prior to the Reorganization, holds equity interests of a Blocker, and as a result of the Reorganization, holds Class A Shares or held Class A Shares prior to any disposition thereof.

“Blocker Transferred Basis” means the existing Tax basis of any Reference Asset that is (i) depreciable or amortizable (or that will eventually be subject to depreciation or amortization once placed in service) for U.S. federal income Tax purposes, (ii) stock of a corporation, or (iii) land, in each case, that is Attributable to the LLC Interests acquired by the Corporate Taxpayer as a result of the Reorganization, determined as of immediately prior to Reorganization. For the avoidance of doubt, Blocker Transferred Basis shall not include any Blocker Basis Adjustments.

“Board” means the Board of Directors of the Corporate Taxpayer (or any committee of the Board validly authorized to act on behalf of the Board).

“Business Day” means a day, other than Saturday, Sunday or other day on which banks located in New York City, New York are authorized or required by law to close.

“Change of Control” means the occurrence of any of the following events:

(i)

any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Securities and Exchange Act of 1934, or any successor provisions thereto, excluding (x) a corporation or other entity owned, directly or indirectly, by the stockholders of the Corporate Taxpayer in substantially the same proportions as their ownership of stock in the Corporate Taxpayer and (y) any TRA Party or any of their Affiliates, who is, or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporate Taxpayer representing more than 50% of the combined voting power of the Corporate Taxpayer’s then outstanding voting securities; or

(ii)

the following individuals cease for any reason to constitute a majority of the number of directors of the Corporate Taxpayer then serving: individuals who, on the IPO Date, constitute the Board and any new director whose appointment or election by the Board or nomination for election by the Corporate Taxpayer’s stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on the IPO Date or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause (ii); or

(iii)

there is consummated a merger or consolidation of the Corporate Taxpayer with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (y) the voting securities of the Corporate Taxpayer immediately prior to such merger or consolidation do not continue to represent or are not converted or exchanged into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

(iv)

the stockholders of the Corporate Taxpayer approve a plan of complete liquidation or dissolution of the Corporate Taxpayer or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by the Corporate Taxpayer of all or substantially all of the Corporate Taxpayer’s assets, other than such sale or other disposition by the Corporate Taxpayer of all or substantially all of the Corporate Taxpayer’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Corporate Taxpayer in substantially the same proportions as their ownership of the Corporate Taxpayer immediately prior to such sale.

Notwithstanding the foregoing, except with respect to clause (ii) and clause (iii)(x) above, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of the Corporate Taxpayer immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of the Corporate Taxpayer immediately following such transaction or series of transactions. Notwithstanding the foregoing or anything to the contrary in this Agreement, the Spin/Merger (and any transaction consummated by Yuma or its Affiliates in connection therewith) shall not constitute a Change of Control under this Agreement.

“Class A Shares” is defined in the Recitals of this Agreement.

“Code” is defined in the Recitals of this Agreement.

“Combined State Tax Rate” means 2%; provided, however, that the parties hereto shall endeavor in good faith to adjust the Combined State Tax Rate, as appropriate, to account for (i) a significant change to an applicable state tax rate as a result of a legislative change or (ii) a significant change to the Corporate Taxpayer’s nexus for state tax purposes.

“Common Basis” means the existing Tax basis of any Reference Asset that is (i) depreciable or amortizable (or that will eventually be subject to depreciation or amortization once placed in service) for U.S. federal income Tax purposes, (ii) stock of a corporation, or (iii) land, in each case, that is Attributable to the LLC Interests acquired by the Corporate Taxpayer upon an Exchange, determined as of immediately prior to such Exchange. For the avoidance of doubt, Common Basis shall not include any Basis Adjustments.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporate Taxpayer” is defined in the Preamble to this Agreement.

“Corporate Taxpayer Return” means the U.S. federal income Tax Return of the Corporate Taxpayer filed with respect to Taxes of any Taxable Year.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporate Taxpayer, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedules or Amended Schedules, if any, in existence at the time of such determination.

“Default Rate” means a per annum rate of SOFR plus 500 basis points.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax and shall also include the acquiescence of the Corporate Taxpayer to the amount of any assessed liability for Tax.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Effective Date” is defined in Section 4.2 of this Agreement.

“Early Termination Notice” is defined in Section 4.2 of this Agreement.

“Early Termination Payment” is defined in Section 4.3(b) of this Agreement.

“Early Termination Rate” means a per annum rate of the lesser of (i) 6.5%, compounded annually, and (ii) SOFR plus 100 basis points.

“Early Termination Schedule” is defined in Section 4.2 of this Agreement.

“Exchange” is defined in the Recitals of this Agreement.

“Exchange Agreement” means the Exchange Agreement, dated as of [●], among the Corporate Taxpayer, the LLC, Yuma, Yuma Subsidiary, Inc., TPG Rise Flash, L.P., and the holders party thereto, as amended from time to time.

“Exchange Date” means the date of any Exchange.

“Expert” is defined in Section 7.8 of this Agreement.

“Flex” means Flex Ltd., a Singapore incorporated public company.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, an amount equal to the hypothetical liability for U.S. federal income Taxes of (i) the Corporate Taxpayer and (ii) without duplication, the LLC, but only with respect to U.S. federal income Taxes imposed on the LLC and allocable to the Corporate Taxpayer (or to the other members of the consolidated group of which the Corporate Taxpayer is the parent), in each case using the same methods, elections, conventions, U.S. federal income Tax rate and similar practices used on the relevant Corporate Taxpayer Return, but (a) calculated without taking into account the Blocker Pre-Merger NOLs, Blocker Transferred Basis, Blocker Basis Adjustments, Common Basis, or Basis Adjustments for the Reference Assets, and (b) excluding any deduction attributable to Imputed Interest for the Taxable Year. Hypothetical Tax Liability shall be determined (A) without taking into account the carryover or carryback of any Tax item (or portions thereof) that is attributable to a Tax Attribute as applicable, and (B) assuming, solely for purposes of calculating the liability for U.S. federal income Taxes in clause (i), in order to prevent double counting, that the deductions of (and other impacts of) U.S. state and local taxes are excluded for U.S. federal income Tax purposes.

“Imputed Interest” in respect of a TRA Party shall mean any interest imputed under Sections 1272, 1274 or 483 or other provision of the Code with respect to the Corporate Taxpayer’s payment obligations in respect of such TRA Party under this Agreement.

“Interest Amount” is defined in Section 3.1(b) of this Agreement.

“IPO” means the initial public offering of Class A Shares by the Corporate Taxpayer.

“IPO Date” means the closing date of the IPO.

“IRS” means the United States Internal Revenue Service.

“LLC” is defined in the Recitals of this Agreement.

“LLC Agreement” means the Third Amended and Restated Limited Liability Company Agreement of the LLC, as amended from time to time.

“LLC Interest Holder” means a holder of the LLC Interests following the Reorganization other than the Corporate Taxpayer.

“LLC Interests” is defined in the Recitals of this Agreement.

“Market Value” shall mean the closing price of the Class A Shares on the applicable Exchange Date on the national securities exchange or interdealer quotation system on which such Class A Shares are then traded or listed, as reported by the Wall Street Journal; provided, that if the closing price is not reported by the Wall Street Journal for the applicable Exchange Date, then the Market Value shall mean the closing price of the Class A Shares on the Business Day immediately preceding such Exchange Date on the national securities exchange or interdealer quotation system on which such Class A Shares are then traded or listed, as reported by the Wall Street Journal; provided, further, that if the Class A Shares are not then listed on a national securities exchange or interdealer quotation system, “Market Value” shall mean the cash consideration paid for Class A Shares, or the fair market value of the other property delivered for Class A Shares, as determined by the Board in good faith.

“Material Objection Notice” is defined in Section 4.2 of this Agreement.

“Net Tax Benefit” is defined in Section 3.1(b) of this Agreement.

“Notice of Exchange” shall have the meaning set forth in the Exchange Agreement.

“Objection Notice” is defined in Section 2.3(a) of this Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Realized Tax Benefit” means, for a Taxable Year, the sum of (i) the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability and (ii) the State Tax Benefit. If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year, the sum of (i) the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability and (ii) the State Tax Detriment. If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Reconciliation Dispute” is defined in Section 7.8 of this Agreement.

“Reconciliation Procedures” is defined in Section 2.3(a) of this Agreement.

“Reference Asset” means an asset that is held by the LLC, or by any of its direct or indirect Subsidiaries treated as a partnership or disregarded entity (but only if such indirect Subsidiaries are held only through Subsidiaries treated as partnerships or disregarded entities) for purposes of the applicable Tax. A Reference Asset also includes any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Reference Asset.

“Reorganization” is defined in the Recitals of this Agreement.

“Schedule” means any of the following: (i) a Basis Schedule, (ii) a Tax Benefit Schedule, or (iii) the Early Termination Schedule.

“Senior Obligations” is defined in Section 5.1 of this Agreement.

“Side Letter” means the Letter Agreement, dated as of the date hereof, entered into in connection with this Agreement among the Corporate Taxpayer, Yuma, and the TPG Parties, as amended from time to time.

“SOFR” means with respect to any day, a rate per annum equal to the Secured Overnight Financing Rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s website. In no event will SOFR be less than 0%.

“SpinCo” is defined in Section 4.1(d) of this Agreement.

“Spin/Merger” is defined in Section 4.1(d) of this Agreement.

“Spin/Merger Date” is defined in Section 4.1(d) of this Agreement.

“State Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability; provided that, for purposes of determining the State Tax Benefit, each of the Hypothetical Tax Liability and the Actual Tax Liability shall be calculated using the Combined State Tax Rate instead of the rates applicable for U.S. federal income Tax purposes.

“State Tax Detriment” means, for a Taxable Year, the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability; provided that, for purposes of determining the State Tax Detriment, each of the Actual Tax Liability and the Hypothetical Tax Liability shall be calculated using the Combined State Tax Rate instead of the rates applicable for U.S. federal income Tax purposes.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Tax Attributes” is defined in the Recitals of this Agreement.

“Tax Benefit Payment” is defined in Section 3.1(b) of this Agreement.

“Tax Benefit Schedule” is defined in Section 2.2(a) of this Agreement.

“Tax Receivable Agreement” means this Agreement.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated tax.

“Taxable Year” means a taxable year of the Corporate Taxpayer as defined in Section 441(b) of the Code or comparable section of state or local tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made), ending on or after the IPO Date.

“Taxes” means any and all U.S. federal taxes, assessments or similar charges that are based on or measured with respect to net income or profits, and any interest related to such Tax.

“Taxing Authority” means any domestic, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising tax regulatory authority.

“TPG Parties” means TPG Rise Flash, L.P., TPG Rise Climate Flash CI BDH, LP, TPG Rise Climate BDH, LP, and The Rise Fund II BDH, LP.

“TPG Assignee” means any Person that is assigned any rights under this Agreement from any of the TPG Parties or any other Person that is, prior to such assignment, a TPG Assignee.

“TRA Parties” is defined in the Preamble to this Agreement.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Valuation Assumptions” shall mean, as of an Early Termination Date, the assumptions that in each Taxable Year ending on or after such Early Termination Date, (1) the Corporate Taxpayer will have taxable income sufficient to fully utilize the Tax items arising from the Tax Attributes (other than any items addressed in clause (2) below) during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions) in which such items would become available, (2) any Blocker Pre-Merger NOLs or loss carryovers or carrybacks generated by deductions arising from any Tax Attributes or Imputed Interest that are available as of the date of such Early Termination Date will be used by the Corporate Taxpayer on a pro rata basis from the date of such Early Termination Date through the earlier of (x) the scheduled expiration date under applicable tax law of such Blocker Pre-Merger NOLs or loss carryovers or carrybacks or (y) the fifth anniversary of the Early Termination Date, (3) the U.S. federal income Tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date, (4) all taxable income of the Corporate Taxpayer will be subject to the maximum applicable Tax rate for U.S. federal income Tax purposes throughout the relevant period, (5) any non-amortizable assets will be disposed of on the fifteenth anniversary of the Early Termination Date, in a fully taxable transaction for U.S. federal income Tax purposes and any cash equivalents will be disposed of twelve months following the Early Termination Date; provided, that in the event of a Change of Control, such non-amortizable assets shall be deemed disposed of at the time of sale of the relevant asset (if earlier than such fifteenth anniversary), and (6) if, at the Early Termination Date, there are LLC Interests that have not been Exchanged, then each such LLC Interest shall be deemed to be Exchanged for the Market Value of the Class A Shares and the amount of cash that would be transferred if the Exchange occurred on the Early Termination Date.

“Yuma” is defined in the Recitals of this Agreement.

ARTICLE II

DETERMINATION OF CERTAIN REALIZED TAX BENEFIT

Section 2.1 Basis Schedule. Within 90 calendar days after the filing of the U.S. federal income Tax Return of the Corporate Taxpayer for each relevant Taxable Year (including the Taxable Year in which the IPO occurs), the Corporate Taxpayer shall deliver to each TRA Party a schedule (the “Basis Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement, the following items: (i) the Blocker Transferred Basis of the Reference Assets in respect of such TRA Party, if any, (ii) the Blocker Basis Adjustments of the Reference Assets in respect of such TRA Party, if any, (iii) the Common Basis of the Reference Assets in respect of such TRA Party as of each applicable Exchange Date, if any, (iv) the Basis Adjustment with respect to the Reference Assets in respect of such TRA Party as a result of the Exchanges effected in such Taxable Year or any Prior Taxable Year by such TRA Party, if any, calculated (x) in the aggregate, (y) solely with respect to Exchanges by such TRA Party, and (z) in the case of a Basis Adjustment under Section 734(b) of the Code, solely with respect to the amount that is available to the Corporate Taxpayer in such Taxable Year, (v) the period (or periods) over which the Reference Assets in respect of such TRA Party are amortizable and/or depreciable, (vi) the period (or periods) over which the Blocker Transferred Basis, the Blocker Basis Adjustments, the Common Basis and the Basis Adjustment in respect of such TRA Party is amortizable and/or depreciable, and (vii) the Blocker Pre-Merger NOLs Attributable to such TRA Party that remain, if any, and may give rise to payments pursuant to the terms of this Agreement.

Section 2.2 Tax Benefit Schedule.

(a) Tax Benefit Schedule. Within 90 calendar days after the filing of the U.S. federal income Tax Return of the Corporate Taxpayer for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment a portion of which is Attributable to a TRA Party, the Corporate Taxpayer shall provide to such TRA Party a schedule showing, in reasonable detail, the calculation of the Tax Benefit Payment for such Taxable Year and the calculation of the Realized Tax Benefit and Realized Tax Detriment and components thereof in respect of such TRA Party for such Taxable Year (a “Tax Benefit Schedule”). Each Tax Benefit Schedule will become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).

(b) Applicable Principles. The Realized Tax Benefit or Realized Tax Detriment for each Taxable Year is intended to measure the decrease or increase in the actual liability for taxes of the Corporate Taxpayer for such Taxable Year attributable to the Tax Attributes, determined using a “with and without” methodology. For purposes of calculating the Realized Tax Benefit or Realized Tax Detriment for any period, carryovers or carrybacks of any Tax item attributable to the Tax Attributes shall be considered to be subject to the rules of the Code and the Treasury Regulations, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If the Hypothetical Tax Liability for a Taxable Year takes into account the carryover or carryback of a Tax item that is not attributable to a Tax Attribute and, as a result, a Tax Attribute is not taken into account as a Realized Tax Benefit or Realized Tax Detriment in such Taxable Year, then such carryover or carryback shall be considered attributable to a Tax Attribute in future Taxable Years (without duplication), as applicable. If a carryover or carryback of any Tax item includes a portion that is attributable to the Tax Attributes and another portion that is not, such respective portions shall be considered to be used in accordance with the “with and without” methodology.    The parties agree that (i) all Tax Benefit Payments attributable to Common Basis or Basis Adjustments (to the extent permitted by law and other than amounts accounted for as interest under the Code) will (A) be treated as subsequent upward purchase price adjustments that give rise to further Basis Adjustments to Reference Assets for the Corporate Taxpayer and (B) have the effect of creating additional Basis Adjustments to Reference Assets for the Corporate Taxpayer in the year of payment, (ii) as a result, such additional Basis Adjustments will be incorporated into the calculation in the year of payment and into future year calculations, as appropriate, and (iii) all Tax Benefit Payments attributable to Blocker Transferred Basis, Blocker Basis Adjustments or Blocker Pre-Merger NOLs (to the extent permitted by law and other than amounts accounted for as interest under the Code) will be treated as “other property or money” within the meaning of Section 356(a)(1)(B) of the Code received in the Reorganization.

Section 2.3 Procedures; Amendments.

(a) Procedure. Every time the Corporate Taxpayer delivers to a TRA Party an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.3(b), and any Early Termination Schedule or amended Early Termination Schedule, the Corporate Taxpayer shall also (x) deliver to such TRA Party schedules, valuation reports, if any, and work papers, as determined by the Corporate Taxpayer or as reasonably requested by such TRA Party, providing reasonable detail regarding the preparation of the Schedule and (y) allow such TRA Party reasonable access, at no cost, to the appropriate representatives at the Corporate Taxpayer, as determined by the Corporate Taxpayer or reasonably requested by such TRA Party, in connection with a review of such Schedule. Without limiting the application of the preceding sentence, each time the Corporate Taxpayer delivers to a TRA Party a Tax Benefit Schedule, in addition to the Tax Benefit Schedule duly completed, the Corporate Taxpayer shall deliver to such TRA Party any other work papers as determined by the Corporate Taxpayer or reasonably requested by such TRA Party, provided that the Corporate Taxpayer shall be entitled to redact any information that it reasonably believes is unnecessary for purposes of determining the items in the applicable Schedule or amendment thereto. An applicable Schedule or amendment thereto shall become final and binding on all parties 30 calendar days after the first date on which such TRA Party has received the applicable Schedule or amendment thereto unless such TRA Party (i) within 30 calendar days after receiving an applicable Schedule or amendment thereto, provides the Corporate Taxpayer with written notice of a material objection to such Schedule (“Objection Notice”) made in good faith or (ii) provides a written waiver of such right of any Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date the waiver is received by the Corporate Taxpayer. If the Corporate Taxpayer and any objecting TRA Party, for any reason, are unable to successfully resolve the issues raised in the Objection Notice within 30 calendar days after receipt by the Corporate Taxpayer of an Objection Notice, the Corporate Taxpayer and such TRA Party shall employ the reconciliation procedures as described in Section 7.8 of this Agreement (the “Reconciliation Procedures”).

(b) Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by the Corporate Taxpayer (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in the Schedule identified after the date the Schedule was provided to a TRA Party, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Taxable Year, (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year, or (vi) to adjust an applicable Basis Schedule to take into account payments made pursuant to this Agreement (any such Schedule, an “Amended Schedule”). The Corporate Taxpayer shall provide an Amended Schedule to each TRA Party within 90 calendar days of the occurrence of an event referenced in clauses (i) through (vi) of the preceding sentence.

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.1 Payments.

(a) Payments. Within five calendar days after a Tax Benefit Schedule delivered to a TRA Party becomes final in accordance with Section 2.3(a), the Corporate Taxpayer shall pay such TRA Party for such Taxable Year an amount equal to the excess, if any, of (i) the Tax Benefit Payment in respect of such TRA Party for such Taxable Year determined pursuant to Section 3.1(b) over (ii) the aggregate amount of Advance Payments previously made to such TRA Party under this Section 3.1(a) in respect of such Taxable Year. In addition, the Corporate Taxpayer may, at its sole election, make Advance Payments to the TRA Parties in respect of a Taxable Year; provided that, if the Corporate Taxpayer makes Advance Payments, it shall make Advance Payments to all parties eligible to receive payments under this Agreement in proportion to their respective amount of anticipated remaining payments under this Agreement in respect of such Taxable Year. Each such Tax Benefit Payment or such Advance Payment shall be made by wire transfer of immediately available funds to the bank account designated by such TRA Party to the Corporate Taxpayer. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated tax payments, including, without limitation, federal estimated income Tax payments. Notwithstanding anything to the contrary in this Agreement, with respect to each Exchange by or with respect to any TRA Party, if such TRA Party notifies the Corporate Taxpayer in writing of a stated maximum selling price (within the meaning of Treasury Regulations Section 15A.453-1(c)(2)), then the amount of the consideration received in connection with such Exchange and the aggregate Tax Benefit Payments to such TRA Party in respect of such Exchange (other than amounts accounted for as interest under the Code) shall not exceed such stated maximum selling price.

(b) A “Tax Benefit Payment” in respect of a TRA Party for a Taxable Year means an amount, not less than zero, equal to the sum of the portion of the Net Tax Benefit Attributable to such TRA Party and the Interest Amount with respect thereto. For the avoidance of doubt, for tax purposes, the Interest Amount shall not be treated as interest but instead shall be treated as additional consideration for the acquisition of LLC Interests in Exchanges unless otherwise required by law. The “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year, over the total amount of payments previously made under Section 3.1(a) of this Agreement (excluding payments attributable to Interest Amounts); provided, for the avoidance of doubt, that no TRA Party shall be required to return any portion of any previously made Tax Benefit Payment or Advance Payment. The “Interest Amount” in respect of a TRA Party shall equal the interest on the amount of the unpaid Net Tax Benefit Attributable to such TRA Party for a Taxable Year, which interest shall accrue on any unpaid Net Tax Benefit from and after the due date (without extensions) for filing the Corporate Taxpayer Return for such Taxable Year until the payment date under Section 3.1(a), calculated at the Agreed Rate. “Advance Payments” in respect of a TRA Party for a Taxable Year means the payments made by the Corporate Taxpayer to such TRA Party as an advance of such TRA Party’s anticipated Tax Benefit Payment for such Taxable Year.

Section 3.2 No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. The provisions of this Agreement shall be construed in the appropriate manner to ensure such intentions are realized.

Section 3.3 Pro Rata Payments; Limited Taxable Income; Excess Payments.

(a) Notwithstanding anything in Section 3.1 to the contrary, to the extent that the aggregate amount of the Corporate Taxpayer’s tax benefit from the reduction in tax liability as a result of the Tax Attributes is limited in a particular Taxable Year because the Corporate Taxpayer does not have sufficient taxable income, the limitation on the tax benefit for the Corporate Taxpayer shall be allocated among the TRA Parties eligible for payments under this Agreement in proportion to the respective amounts of Tax Benefit Payments that would have been determined under this Agreement if the Corporate Taxpayer had sufficient taxable income so that there were no such limitation. If an election under Section 336(e) of the Code is made with respect to the Spin/Merger as contemplated by a tax matters agreement entered into by and among the Corporate Taxpayer, Flex, and Yuma in connection with the Spin/Merger, then any tax attributes from the step-up in tax basis resulting from such election shall be treated as the last tax items claimed for any Taxable Year by the Corporate Taxpayer (including after the utilization of the Tax Attributes contemplated by this Agreement).

(b) After taking into account Section 3.3(a), if for any reason the Corporate Taxpayer does not fully satisfy its payment obligations to make all Tax Benefit Payments due under this Agreement in respect of a particular Taxable Year, then the Corporate Taxpayer and the TRA Parties agree that (i) Tax Benefit Payments for such Taxable Year shall be allocated to all TRA Parties eligible to receive Tax Benefit Payments under this Agreement in such Taxable Year in proportion to the amounts of Tax Benefit Payments, respectively, that would have been made to each TRA Party if the Corporate Taxpayer had sufficient cash available to make such Tax Benefit Payments, and (ii) no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments in respect of prior Taxable Years have been made in full.

(c) To the extent the Corporate Taxpayer makes a payment to a TRA Party in respect of a particular Taxable Year under Section 3.1(a) of this Agreement (taking into account Section 3.3(a) and (b), but excluding payments attributable to Interest Amounts) in an amount in excess of the amount of such payment that should have been made to such TRA Party in respect of such Taxable Year, then (i) such TRA Party shall not receive further payments under Section 3.1(a) until such TRA Party has foregone an amount of payments equal to such excess and (ii) the Corporate Taxpayer shall pay the amount of such TRA Party’s foregone payments to the other TRA Parties in a manner such that each of the other TRA Parties, to the maximum extent possible, shall have received aggregate payments under Section 3.1(a) of this Agreement (taking into account Section 3.3(a) and (b) of this Agreement but excluding payments attributable to Interest Amounts) in the amount it would have received if there had been no excess payment to such TRA Party.

ARTICLE IV

TERMINATION

Section 4.1 Early Termination and Breach of Agreement.

(a) Unless terminated earlier pursuant to Section 4.1(b) or (c), this Agreement will terminate when there is no further potential for a Tax Benefit Payment pursuant to this Agreement. Tax Benefit Payments under this Agreement are not conditioned on any TRA Party retaining an interest in the Corporate Taxpayer or the LLC (or any successor thereto).

(b) The Corporate Taxpayer may terminate this Agreement with respect to all amounts payable to the TRA Parties and with respect to all of the LLC Interests held by the TRA Parties at any time by paying to each TRA Party the Early Termination Payment in respect of such TRA Party; provided, however, that this Agreement shall only terminate pursuant to this Section 4.1(b) upon the receipt of the Early Termination Payment by all TRA Parties; provided, further, that the Corporate Taxpayer may withdraw any notice to execute its termination rights under this Section 4.1(b) prior to the time at which an Early Termination Payment has been paid. Upon payment of the Early Termination Payment by the Corporate Taxpayer in accordance with this Section 4.1(b), the Corporate Taxpayer shall not have any further payment obligations under this Agreement, other than for any (a) Tax Benefit Payment agreed to by the Corporate Taxpayer, on one hand, and the TRA Party, on the other, as due and payable but unpaid as of the Early Termination Notice and (b) Tax Benefit Payment due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (b) is included in the Early Termination Payment). If an Exchange by a TRA Party occurs after the Corporate Taxpayer makes the Early Termination Payment to such TRA Party pursuant to this Section 4.1(b), the Corporate Taxpayer shall have no obligations under this Agreement with respect to such Exchange.

(c) In the event that the Corporate Taxpayer (1) breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment within three months of the date on which such payment is due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, (2)(A) commences any case, proceeding or other action

(i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate a bankruptcy or insolvency, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or (ii) seeking an appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or it shall make a general assignment for the benefit of creditors or (B) there shall be commenced against the Corporate Taxpayer any case, proceeding or other action of the nature referred to in clause (A) above that remains undismissed or undischarged for a period of 60 days, then all obligations hereunder shall be accelerated and shall be immediately due and payable and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include (without duplication), but not be limited to, (1) the Early Termination Payments calculated as if an Early Termination Notice had been delivered on the date of such breach, (2) any Tax Benefit Payment in respect of a TRA Party agreed to by the Corporate Taxpayer and such TRA Party as due and payable but unpaid as of the date of such breach, and (3) any Tax Benefit Payment in respect of any TRA Party due for the Taxable Year ending with or including the date of such breach; provided that procedures similar to the procedures of Section 4.2 shall apply with respect to the determination of the amount payable by the Corporate Taxpayer pursuant to this sentence. Notwithstanding the foregoing, in the event that the Corporate Taxpayer breaches this Agreement, each TRA Party shall be entitled to elect to receive the amounts set forth in clauses (1), (2) and (3) above or to seek specific performance of the terms hereof. The parties agree that the failure to make any payment due pursuant to this Agreement within three months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three months of the date such payment is due. Notwithstanding anything in this Agreement to the contrary, it shall not be a breach of this Agreement if the Corporate Taxpayer fails to make any Tax Benefit Payment when due to the extent that the Corporate Taxpayer has insufficient funds to make such payment despite using reasonable best efforts to obtain funds to make such payment (including by causing the LLC or any other Subsidiaries to distribute or lend funds for such payment and access any revolving credit facilities or other sources of available credit to fund any such amounts); provided, that the interest provisions of Section 5.2 shall apply to such late payment; provided, further, that, solely with respect to a Tax Benefit Payment, if the Corporate Taxpayer does not have sufficient cash to make such payment as a result of limitations imposed by existing credit agreements to which the LLC is a party, which limitations are effective as of the date of this Agreement, Section 5.2 shall apply, but the Default Rate shall be replaced by the Agreed Rate.

(d) Notwithstanding anything in this Agreement to the contrary (including provisions governing a Change of Control), if Flex distributes the stock of Yuma or a corporation to which Yuma is contributed (in either case, “SpinCo”) to its shareholders in a transaction intended to qualify under Section 355 of the Code and SpinCo then merges, consolidates or combines with the Corporate Taxpayer (or a wholly owned Subsidiary of the Corporate Taxpayer) in a transaction intended to qualify as a reorganization under Section 368 of the Code or a contribution under Section 351 of the Code (the “Spin/Merger”), then, at SpinCo’s election, either (A) SpinCo shall assign its rights under this Agreement to any Person pursuant to Section 7.5(a) on (or prior to) the day preceding the day the Spin/Merger is effected (the “Spin/Merger Date”), or (B)(i) this Agreement shall automatically terminate with respect to SpinCo on the Spin/Merger Date and (ii) the Corporate Taxpayer shall have no obligations to SpinCo under this Agreement (including for any Early Termination Payment or Tax Benefit Payments).

(e) In the event of a Change of Control, all obligations of the Corporate Taxpayer hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such Change of Control and utilizing the Valuation Assumptions by substituting in each case the terms “the closing date of a Change of Control” in each place where the phrase “Early Termination Date” appears. Such obligations shall include, without duplication, (1) the Early Termination Payments calculated as if the Early Termination Date is the date of such Change of Control, (2) any Tax Benefit Payment due and payable and that remains unpaid as of the date of such Change of Control, and (3) any Tax Benefit Payment in respect of any TRA Party due for the Taxable Year ending prior to, with or including the date of such Change of Control (except to the extent included in clause (1) or clause (2)). For the avoidance of doubt, Section 4.2 and Section 4.3 shall apply to a Change of Control, mutatis mutandis.

Section 4.2 Early Termination Notice. If the Corporate Taxpayer chooses to exercise its right of early termination under Section 4.1 above, the Corporate Taxpayer shall deliver to each TRA Party with respect to whom such right of early termination is being exercised notice of such intention to exercise such right (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying the Corporate Taxpayer’s intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment(s) due to each such TRA Party. Each Early Termination Schedule shall become final and binding on all parties 30 calendar days after the first date on which the TRA Party has received such Schedule or amendment thereto unless such TRA Party (i) within 30 calendar days after receiving the Early Termination Schedule or any amendment thereto, provides the Corporate Taxpayer with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”) or (ii) provides a written waiver of such right of a Material Objection Notice within the period described in clause (i) above, in which case such Schedule becomes binding on the date the waiver is received by the Corporate Taxpayer (such 30 calendar day date as modified, if at all by clauses (i) or (ii), the “Early Termination Effective Date”). If the Corporate Taxpayer and a TRA Party, for any reason, are unable to successfully resolve the issues raised in such notice within 30 calendar days after receipt by the Corporate Taxpayer of the Material Objection Notice, the Corporate Taxpayer and such TRA Party shall employ the Reconciliation Procedures in which case such Schedule becomes binding 10 days after the conclusion of the Reconciliation Procedures.

Section 4.3 Payment upon Early Termination.

(a) Within three calendar days after an Early Termination Effective Date, the Corporate Taxpayer shall pay to each TRA Party with respect to whom such termination has just occurred an amount equal to the Early Termination Payment with respect to such TRA Party. Such payment shall be made by wire transfer of immediately available funds to a bank account or accounts designated by such TRA Party or as otherwise agreed by the Corporate Taxpayer and such TRA Party.

(b) “Early Termination Payment” in respect of a TRA Party shall equal the present value, discounted at the Early Termination Rate (using a mid-year convention) as of the applicable Early Termination Effective Date, of all Tax Benefit Payments in respect of such TRA Party that would be required to be paid by the Corporate Taxpayer to such TRA Party beginning from the Early Termination Date and assuming that the Valuation Assumptions in respect of such TRA Party are applied. If for any reason the Corporate Taxpayer does not fully satisfy its payment obligations due under this Agreement in respect of a particular Taxable Year, then the Corporate Taxpayer and the TRA Parties agree that (i) no Early Termination Payment shall be made until all Tax Benefit Payments under Section 3.1 in respect of the current Taxable Year and all prior Taxable Years have been made in full, (ii) no Early Termination Payments shall be made until all Early Termination Payments made pursuant to earlier-provided Early Termination Notices have been made in full, and (iii) if the Corporate Taxpayer does not pay all Early Termination Payments in respect of Early Termination Notices given in the same calendar year, the total amount paid shall be allocated pro-rata based on the outstanding Early Termination Payments due.

ARTICLE V

SUBORDINATION AND LATE PAYMENTS

Section 5.1 Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment, Early Termination Payment or any other payment required to be made by the Corporate Taxpayer to the TRA Parties under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Corporate Taxpayer and its Subsidiaries (such obligations, “Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of the Corporate Taxpayer that are not Senior Obligations. For the avoidance of doubt, any amounts owed by the Corporate Taxpayer under this Agreement are not Senior Obligations.

Section 5.2 Late Payments by the Corporate Taxpayer. The amount of all or any portion of any Tax Benefit Payment, Early Termination Payment or other payment under this Agreement not made to the TRA Parties when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such Tax Benefit Payment, Early Termination Payment or other payment was due and payable.

ARTICLE VI

NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.1 Participation in the Corporate Taxpayer’s and the LLC’s Tax Matters. Except as otherwise provided herein, the Corporate Taxpayer shall have full responsibility for, and sole discretion over, all tax matters concerning the Corporate Taxpayer and the LLC, including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to taxes. Notwithstanding the foregoing, the Corporate Taxpayer shall notify a TRA Party of, and (to the extent permitted by law or regulation) will use commercially reasonable efforts to keep such TRA Party reasonably informed with respect to, the portion of any audit of the Corporate Taxpayer and the LLC by a Taxing Authority the outcome of which is reasonably expected to affect the rights and obligations of such TRA Party under this Agreement, and shall use commercially reasonable efforts to provide to each such TRA Party reasonable opportunity to provide information and other input to the Corporate Taxpayer, the LLC and their respective advisors concerning the conduct of any such portion of such audit; provided, however, that the Corporate Taxpayer and the LLC shall not be required to take any action that is inconsistent with any provision of the LLC Agreement.

Section 6.2 Consistency. The Corporate Taxpayer and the TRA Parties agree to report and cause to be reported for all purposes, including federal, state and local tax purposes and financial reporting purposes, all tax-related items (including, without limitation, the Tax Attributes and each Tax Benefit Payment) in a manner consistent with that specified by the Corporate Taxpayer in any Schedule required to be provided by or on behalf of the Corporate Taxpayer under this Agreement unless otherwise required by law.

Section 6.3 Cooperation. Each of the Corporate Taxpayer and the TRA Parties shall (a) furnish to the other party in a timely manner such information, documents and other materials as the other party may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the other party and its representatives to provide explanations of documents and materials and such other information as the other party or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and the Corporate Taxpayer shall reimburse each such TRA Party for any reasonable third-party costs and expenses incurred pursuant to this Section 6.3.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Notices. All notices, requests, claims, demands and other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements shall be in English, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, or by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.1):

If to the Corporate Taxpayer, to:

Nextracker Inc.

6200 Paseo Padre Parkway

Fremont, California 94555

Attention: General Counsel

E-mail: lschlesinger@nextracker.com

with a copy (which shall not constitute notice to the Corporate Taxpayer) to:

Flex Ltd.

6201 America Center Dr

San Jose, CA 95002

Attention: General Counsel

E-mail: general.counsel@flex.com

With copy to: richard.riecker@flex.com

with a copy (which shall not constitute notice to the Corporate Taxpayer) to:

Sidley Austin LLP

1001 Page Mill Road, Building

Palo Alto, California 94304

Attention: Sharon R. Flanagan

    Samir A. Gandhi

E-mail:     sflanagan@sidley.com

    sgandhi@sidley.com

If to a TRA Party, to:

The address, fax number and email address set forth in the joinder agreement to the Exchange Agreement.

Any party may change its address, fax number or email by giving the other party written notice of its new address, fax number or email in the manner set forth above.

Section 7.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.3 Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.5 Successors; Assignment; Amendments; Waivers.

(a) Each TRA Party may assign any of its rights under this Agreement in whole or in part to any Person as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in the form of Exhibit A or such other form mutually agreed by the parties, agreeing to become a TRA Party for all purposes of this Agreement, except as otherwise provided in such joinder; provided, that any TPG Assignee shall execute a joinder to the Side Letter agreeing to be bound by all terms of the Side Letter, which shall be delivered by such TPG Assignee at the same time as the joinder to this Agreement.

(b) No provision of this Agreement may be amended or waived unless such amendment or waiver is approved in writing by the Corporate Taxpayer and each of the TRA Parties. Notwithstanding anything to the contrary in this Agreement (including this Section 7.5), the execution and delivery of a joinder to this Agreement pursuant to Section 7.5(a) shall not require the consent of the Corporate Taxpayer or any of the TRA Parties.

(c) All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporate Taxpayer shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporate Taxpayer, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporate Taxpayer would be required to perform if no such succession had taken place.

Section 7.6 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.7 Governing Law; Submission to Jurisdiction.

(a) This Agreement, and all rights and remedies in connection herewith, shall be governed by and construed in accordance with the laws of the State of Delaware, excluding any conflict-of-laws rule or principle (whether under the laws of Delaware or any other jurisdiction) that might refer the governance or the construction of this Agreement to the law of another jurisdiction. If any provision of this Agreement or its application to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected thereby, and such provision will be enforced to the greatest extent permitted by law.

(b) THE PARTIES HERETO VOLUNTARILY AND IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY U.S. DISTRICT COURT OR DELAWARE STATE CHANCERY COURT LOCATED, IN EACH CASE, IN WILMINGTON, DELAWARE, OVER ANY DISPUTE BETWEEN OR AMONG THE PARTIES HERETO ARISING OUT OF THIS AGREEMENT. EACH PARTY HERETO IRREVOCABLY AGREES THAT ALL SUCH CLAIMS IN RESPECT OF SUCH DISPUTE SHALL BE HEARD AND DETERMINED IN SUCH COURTS. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH DISPUTE ARISING OUT OF THIS AGREEMENT BROUGHT IN SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE. EACH PARTY HERETO AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. A COPY OF ANY SERVICE OF PROCESS SERVED UPON THE PARTIES SHALL BE MAILED BY REGISTERED MAIL TO THE RESPECTIVE PARTY EXCEPT THAT, UNLESS OTHERWISE PROVIDED BY LAW, ANY FAILURE TO MAIL SUCH COPY SHALL NOT AFFECT THE VALIDITY OF SERVICE OF PROCESS. IF ANY AGENT APPOINTED BY A PARTY REFUSES TO ACCEPT SERVICE, EACH PARTY AGREES THAT SERVICE UPON THE APPROPRIATE PARTY BY REGISTERED MAIL SHALL, TO THE FULLEST EXTENT PERMITTED BY LAW, CONSTITUTE SUFFICIENT SERVICE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 7.8 Reconciliation. In the event that the Corporate Taxpayer and a TRA Party are unable to resolve a disagreement with respect to the matters governed by Sections 2.3, 3.1, 4.2 or 6.2 within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner or principal in a nationally recognized accounting or law firm, and unless the Corporate Taxpayer and such TRA Party agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporate Taxpayer or such TRA Party or other actual or potential conflict of interest. If the Corporate Taxpayer and the TRA Party are unable to agree on an Expert within 15 calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the Basis Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within 30 calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within 15 calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporate Taxpayer, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Corporate Taxpayer except as provided in the next sentence. The Corporate Taxpayer and the TRA Party shall bear their own costs and expenses of such proceeding, unless (i) the Expert adopts the TRA Party’s position, in which case the Corporate Taxpayer shall reimburse the TRA Party for any reasonable out-of-pocket costs and expenses in such proceeding, or (ii) the Expert adopts the Corporate Taxpayer’s position, in which case the TRA Party shall reimburse the Corporate Taxpayer for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.8 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.8 shall be binding on the Corporate Taxpayer and the TRA Party and may be entered and enforced in any court having jurisdiction.

Section 7.9 Withholding. The Corporate Taxpayer shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporate Taxpayer is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporate Taxpayer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such withholding was made. Each TRA Party shall promptly provide the Corporate Taxpayer or other applicable withholding agent with any applicable tax forms and certifications (including a properly executed IRS Form W-9 or the applicable version of a properly executed IRS Form W-8) reasonably requested by the Corporate Taxpayer, in connection with determining whether any such deductions and withholdings are required under the Code or any provision of state, local or foreign tax law.

Section 7.10 Admission of the Corporate Taxpayer into a Consolidated Group; Transfers of Corporate Assets.

(a) If the Corporate Taxpayer is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income Tax Return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state or local law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(b) If the Corporate Taxpayer (or any member of a group described in Section 7.10(a)) transfers or is deemed to transfer any LLC Interest or any Reference Asset (directly or indirectly, including through a transfer or deemed transfer of equity interests in any Blocker) to a transferee that is treated as a corporation for U.S. federal income Tax purposes (other than a member of a group described in Section 7.10(a)) in a transaction in which the transferee’s basis in the property acquired is determined in whole or in part by reference to such transferor’s basis in such property, then the Corporate Taxpayer shall cause such transferee to assume the obligation to make payments hereunder with respect to the applicable Tax Attributes associated with any LLC Interest or any Reference Asset or interest therein, or any Blocker, acquired (directly or indirectly) in such transfer (taking into account any gain recognized in the transaction) in a manner consistent with the terms of this Agreement as the transferee (or one of its Affiliates) actually realizes tax benefits from the Tax Attributes.

(c) If the LLC or any applicable Subsidiary transfers (or is deemed to transfer for U.S. federal income Tax purposes) any Reference Asset to a transferee that is treated as a corporation for U.S. federal income Tax purposes (other than a member of a group described in Section 7.10(a)) in a transaction in which the transferee’s basis in the property acquired is determined in whole or in part by reference to such transferor’s basis in such property, the LLC or the applicable Subsidiary shall be treated as having disposed of the Reference Asset in a wholly taxable transaction. The consideration deemed to be received by the LLC or the applicable Subsidiary in the transaction contemplated in the prior sentence shall be equal to the fair market value of the deemed transferred asset, plus (i) the amount of debt to which such asset is subject, in the case of a transfer of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a transfer of a partnership interest.

(d) If the Corporate Taxpayer (or any member of a group described in Section 7.10(a)) transfers (or is deemed to transfer for U.S. federal income Tax purposes) any LLC Interest in a transaction that is wholly or partially taxable, then for purposes of calculating payments under this Agreement, the LLC shall be treated as having disposed of the portion of any Reference Asset (determined based on a pro rata share of an undivided interest in each Reference Asset) that is indirectly transferred by the Corporate Taxpayer or other entity described above (i.e., taking into account the number of LLC Interests transferred) in a wholly or partially taxable transaction, as applicable, in which all income, gain or loss is allocated to the Corporate Taxpayer. The consideration deemed to be received by the LLC shall be equal to the fair market value of the deemed transferred asset, plus (i) the amount of debt to which such asset is subject, in the case of a transfer of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a transfer of a partnership interest.

Section 7.11 Confidentiality.

(a) Each TRA Party and each of their assignees acknowledge and agree that the information of the Corporate Taxpayer is confidential and, except in the course of performing any duties as necessary for the Corporate Taxpayer and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such person shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters, acquired pursuant to this Agreement, of the Corporate Taxpayer and its Affiliates and successors, concerning the LLC and its Affiliates and successors or the TRA Parties, learned by the TRA Parties heretofore or hereafter. This Section 7.11 shall not apply to (i) any information that has been made publicly available by the Corporate Taxpayer or any of its Affiliates, becomes public knowledge (except as a result of an act of the TRA Party in violation of this Agreement) or is generally known to the business community and (ii) the disclosure of information to the extent necessary for the TRA Party to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such returns. Notwithstanding anything to the contrary herein, each TRA Party and each of their assignees (and each employee, representative or other agent of such TRA Party or its assignees, as applicable) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the Corporate Taxpayer, the LLC and their Affiliates, and any of their transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to such TRA Party relating to such tax treatment and tax structure.

(b) If a TRA Party or an assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.11, the Corporate Taxpayer shall have the right and remedy to have the provisions of this Section 7.11 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Corporate Taxpayer or any of its Subsidiaries or the TRA Parties and the accounts and funds managed by the Corporate Taxpayer and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 7.12 LLC Agreement. This Agreement shall be treated as part of the LLC Agreement as described in Section 761(c) of the Code and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations.

Section 7.13 Change in Law. Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in law, a TRA Party reasonably believes that the existence of this Agreement could cause income (other than income arising from receipt of a payment under this Agreement) recognized by such TRA Party (or direct or indirect equity holders in such TRA Party) upon an Exchange to be treated as ordinary income rather than capital gain (or otherwise taxed at ordinary income rates) for U.S. federal income Tax purposes or would have other material adverse tax consequences to the Corporate Taxpayer or such TRA Party or any direct or indirect owner of such TRA Party, then at the election of such TRA Party and to the extent specified by such TRA Party, this Agreement (i) shall cease to have further effect with respect to such TRA Party, (ii) shall not apply to an Exchange occurring after a date specified by such TRA Party, or (iii) shall otherwise be amended in a manner determined by such TRA Party; provided, that such amendment shall not (A) adversely impact the Corporate Taxpayer or any other TRA Party or (B) result in an increase in payments under this Agreement to such TRA Party at any time as compared to the amounts and times of payments that would have been due to such TRA Party in the absence of such amendment.

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IN WITNESS WHEREOF, the Corporate Taxpayer and each of the TRA Parties have duly executed this Agreement as of the date first written above.

Nextracker Inc.

By:
Name:
Title:

Yuma, Inc.

By:
Name:
Title:

Yuma Subsidiary, Inc.

By:
Name:
Title:

Nextracker LLC

By:
Name:
Title:

TPG Rise Flash, L.P.

By:
Name:
Title:

The Rise Fund II BDH, LP

By:
Name:
Title:

TPG Rise Climate BDH, LP

By:
Name:
Title:

TPG Rise Climate Flash CI BDH, LP

By:
Name:
Title:

Exhibit A Form of Joinder